Exhibit 3.1

Statuten der Amrize AG (Amrize Ltd) (Amrize SA) mit Sitz in Zug (Schweiz)	Articles of Association (the "Articles") of Amrize AG (Amrize Ltd) (Amrize SA) with legal seat in Zug (Switzerland)
I. Firma, Sitz, Zweck und Dauer der Gesellschaft	I. Name, Legal Seat and Duration
Art. 1 Firma, Sitz und Dauer	Art. 1 Name, Legal Seat and Duration
Unter der Firma Amrize AG (Amrize Ltd) (Amrize SA) besteht eine Aktiengesellschaft nach schweizerischem Recht (nachfolgend "die Gesellschaft") von unbestimmter Dauer mit Sitz in Zug (Kanton Zug, Schweiz).

Under the name Amrize AG (Amrize Ltd) (Amrize SA) shall exist a corporation under Swiss law (hereinafter "the Company"), of undetermined duration, with its legal seat and registered office in Zug (Canton of Zug, Switzerland).

Art. 2 Zweck	Art. 2 Purpose
(1) Zweck der Gesellschaft ist der Erwerb, das Halten und der Verkauf von Beteiligungen an Unternehmen, unter anderem an Produktions-, Handels- und Finanzierungsgesellschaften in der Schweiz und im Ausland, insbesondere auf dem Gebiete der Baumaterialindustrie und anderer mit ihr in Beziehung stehender Industrien.	(1) The purpose of the Company is to acquire, hold, manage and sell equity participations, including in manufacturing, trade and financing companies in Switzerland and abroad, in particular in the building materials industry and other industries related thereto.

(2) Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten oder in solche investieren. Die Gesellschaft kann Grundeigentum und andere materielle oder immaterielle Vermögenswerte erwerben, belasten, veräussern und verwalten. Sie kann auch Finanzierungen für eigene oder fremde Rechnung vornehmen sowie für die Verbindlichkeiten von Tochtergesellschaften und Dritten Garantien und Bürgschaften eingehen und Sicherheiten stellen.	(2) The Company may establish or invest in branches and subsidiaries in Switzerland and abroad. The Company may acquire, encumber, sell and manage real estate and other tangible and intangible assets. It may also provide financing for its own or a third party's account, as well as issue guarantees and suretyships and provide collateral for the liabilities of subsidiaries and third parties.

(3) Die Gesellschaft kann alle Geschäfte tätigen, die unmittelbar oder mittelbar mit ihrem Zweck in Zusammenhang stehen oder diesen zu fördern geeignet sind.	(3) The Company may pursue any form of business directly or indirectly related to its purpose or which is likely to promote it.

II. Aktienkapital	II. Share Capital

Art. 3 Ausgegebenes Aktienkapital	Art. 3 Issued Share Capital

(1) Das Aktienkapital beträgt USD 5'668'755.13.	(1) The Company has a share capital of USD 5,668,755.13.

(2)	Es ist eingeteilt in 566'875'513 auf den Namen lautende, voll einbezahlte Aktien im Nennwert von je USD 0.01.	(2)	It is divided into 566,875,513 registered shares of USD 0.01 nominal value each, fully paid-in.

Art. 3bis Bedingtes Kapital		Art. 3bis Conditional Capital

(1)	Das Aktienkapital der Gesellschaft wird im Maximalbetrag von USD 1'700'626.53 erhöht durch Ausgabe von höchstens 170'062'653 vollständig zu liberierenden Namenaktien mit einem Nennwert von je USD 0.01 bis zu einem Betrag von USD 7'369'381.66 (entsprechend höchstens 736'938'166 Namenaktien) durch Ausübung von Rechten oder Anwartschaften auf Erwerb von Aktien (nachfolgend "Erwerbsrechte" genannt), welche:	(1)	The share capital of the Company may be increased by up to USD 1,700,626.53 through the issuance of up to 170,062,653 fully-paid-up registered shares with a nominal value of USD 0.01 each, up to the amount of USD 7,369,381.66 (corresponding to up to 736,938,166 registered shares) by exercising rights or entitlements to acquire shares (hereinafter referred to as "Share Related Rights"), which are:

a.	den Mitarbeitern oder, Mitgliedern des Verwaltungsrates der Gesellschaft oder von Konzerngesellschaften oder anderen Rechtseinheiten, an denen die Gesellschaft direkt oder indirekt zu mindestens 50% beteiligt ist (nachfolgend "Mitarbeiteroptionen" genannt), eingeräumt oder auferlegt werden (wobei zu diesem Zweck maximal 56'687'551 Namenaktien aus dem bedingten Kapital verwendet werden dürfen, soweit das bedingte Kapital nicht bereits für andere Zwecke reserviert oder verwendet wurde);	a.	granted or imposed to employees or, members of the Board of Directors of the Company or of consolidated subsidiaries or other entities in which the Company has a direct or indirect stake of at least 50% (hereinafter referred to as "Employee Options") (whereas up to 56,687,551 registered shares from the conditional capital may be used for this purpose, to the extent that the conditional capital has not been used or reserved for other purposes);

b.	in Verbindung mit Anleihens- oder ähnlichen Instrumenten, einschliesslich Wandel- oder Optionsanleihen, Darlehen oder anderer Finanzierungsinstrumente der Gesellschaft oder von Konzerngesellschaften (zusammen nachfolgend "aktiengebundene Finanzierungsinstrumente" genannt) eingeräumt oder auferlegt werden (wobei zu diesem Zweck maximal 113'375'102 Namenaktien aus dem bedingten Kapital verwendet werden dürfen, soweit das bedingte Kapital nicht bereits für andere Zwecke reserviert oder verwendet wurde);	b.	granted or imposed in connection with bonds or similar instruments, including convertible bonds or bonds with warrants, loans or other financing instruments of the Company or of consolidated subsidiaries (hereinafter collectively the "Equity-Linked Financing Instruments") (whereas up to 113,375,102 registered shares from the conditional capital may be used for this purpose, to the extent that the conditional capital has not been used or reserved for other purposes);

c.	den Aktionären eingeräumt werden (nachfolgend "Aktionärsoptionen" genannt) (wobei zu diesem Zweck maximal 170'062'653 Namenaktien aus dem bedingten Kapital verwendet werden dürfen, soweit das bedingte Kapital nicht bereits für andere Zwecke reserviert oder verwendet wurde);	c.	granted to shareholders (hereinafter referred to as "Shareholder Options"), (whereas up to 170,062,653 registered shares from the conditional capital may be used for this purpose, to the extent that the conditional capital has not been used or reserved for other purposes);

d.	an beliebige Personen (seien es Aktionäre oder Dritte) eingeräumt werden (nachfolgend "Warrants" genannt) (wobei zu diesem Zweck maximal 113'375'102 Namenaktien aus dem bedingten Kapital verwendet werden dürfen, soweit das bedingte Kapital nicht bereits für andere Zwecke reserviert oder verwendet wurde).	d.	granted to any persons (whether shareholders or third parties) (hereinafter referred to as "Warrants") (whereas up to 113,375,102 registered shares from the conditional capital may be used for this purpose, to the extent that the conditional capital has not been used or reserved for other purposes).

(2)	Dieser Artikel 3bis gilt sinngemäss auch bei Wandel- und Erwerbspflichten, zu welchen sich die Personen gemäss diesem Artikel 3bis Abs. 1 lit. a anstelle von Erwerbsrechten verpflichten.	(2)	This article 3bis shall apply mutatis mutandis to conversion and purchase obligations which persons under this article 3bis para. 1 lit. a are subject to in lieu of Share Related Rights.

(3)	Das Bezugsrecht der Aktionäre ist ausgeschlossen. Bei Aktionärsoptionen ist indessen jeder Aktionär berechtigt, den Teil der Aktionärsoptionen zu beziehen, welcher seiner bisherigen Beteiligung entspricht; vorbehalten bleibt die Ausgabe von Warrants.	(3)	Existing shareholders' subscription rights are excluded. In the case of Shareholder Options, however, each shareholder shall be entitled to subscribe for that part of the Shareholders' Options which corresponds to its previous shareholding; the issue of Warrants shall remain reserved.

(4)	Der Verwaltungsrat ist ermächtigt, bei der Ausgabe von aktiengebundenen Finanzierungsinstrumenten und bei Warrants das Vorwegzeichnungsrecht der Aktionäre zu beschränken oder aufzuheben im Zusammenhang mit	(4)	The Board of Directors is authorized to limit or withdraw shareholders' advance subscription rights when issuing Equity-Linked Financing Instruments and Warrants in connection with

a.	der Finanzierung (einschliesslich Refinanzierung) des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen oder von neuen Investitionsvorhaben der Gesellschaft, oder	a.	the financing (including refinancing) of the acquisition of companies, parts of companies, participations or new investment projects of the Company, or

b.	der Emission von Anleihens- oder ähnlichen Obligationen auf nationalen oder internationalen Kapitalmärkten oder der Ausgabe an einen oder mehrere strategische Investoren oder Finanzinvestoren.	b.	the issue of bonds of similar debt instruments on national or international capital markets or to one or more strategic or financial investors.

(5)	Der Verwaltungsrat ist bis zum Abschluss der ordentlichen Generalversammlung 2028 (für das Geschäftsjahr 2027) auch im Fall eines öffentlichen Angebots berechtigt, das Vorwegzeichnungsrecht der Aktionäre gemäss Abs. 6 dieses Artikels zu beschränken oder aufzuheben, ohne dass ein erneuter Beschluss der Generalversammlung erforderlich wäre (vgl. Artikel 36 Abs. 2 lit. d der Schweizerischen Übernahmeverordnung, UEV).	(5)	The Board of Directors shall until the conclusion of the annual General Meeting 2028 (covering the financial year 2027) be authorized to limit or withdraw shareholders' pre-emptive rights in accordance with para. 6 of this article also in case of a public tender offer, without another resolution of the General Meeting being required (see article 36 para. 2 lit. d of the Swiss Takeover Ordinance).

(6)	Soweit das Vorwegzeichnungsrecht ausgeschlossen ist, sind	(6)	Insofar as the advance subscription rights are excluded, the following conditions shall apply:

a.	die aktiengebundenen Finanzierungsinstrumente zu Marktbedingungen zu platzieren;	a.	the Equity-Linked Financing Instruments are to be placed at market conditions;

b.	die Ausübungsfrist der Wandelrechte auf höchstens 20 Jahre und jene der Optionsrechte auf höchstens 10 Jahre ab dem Zeitpunkt der Emission der betreffenden Anleihe (oder einer Neufestsetzung der Bedingungen) anzusetzen; und	b.	the exercise period of the conversion rights is to be set at a maximum of 20 years and that of the option rights at a maximum of 10 years from the date of the respective debt issue (or of a re-setting of the terms and conditions); and

c.	der Wandel- oder Ausübungspreis oder die Berechnungsmethode eines solchen Preises für die neuen Aktien entsprechend Marktbedingungen und -praxis im Zeitpunkt der Emission der aktiengebundenen Finanzierungsinstrumente, der Neufestsetzung der Bedingungen oder der Ausgabe von neuen Aktien festzulegen.	c.	the conversion or exercise price or the calculation methodology for such price for the new shares is to be set in line with market conditions and practice prevailing at the time of the issue of the Equity-Linked Financing Instruments or a re-setting of the terms and conditions, or of the new shares.

(7)	Ungeachtet des Vorangehenden unterliegt die Ausgabe von Mitarbeiteroptionen, aktiengebundenen Finanzierungsinstrumenten und Warrants unter dem bedingten Kapital gemäss Artikel 3bis Abs. 1 dieser Statuten auf einer bezugsrechtslosen Basis der Beschränkung gemäss Artikel 3ter Abs. 5 dieser Statuten.	(7)	Notwithstanding the foregoing, the issuance of Employee Options, Equity-Linked Financing Instruments or Warrants under the conditional capital pursuant to article [3]bis para. 1 of these Articles on a non-preemptive basis is subject to the limitation pursuant to article 3ter para. 5 of these Articles.

(8)	Die Ausübung der Erwerbsrechte sowie der Verzicht auf diese hat mittels schriftlicher Erklärung an die Gesellschaft oder in einer anderen, vom Verwaltungsrat festgelegten Form zu erfolgen.	(8)	The exercise of Share Related Rights, as well as the waiver thereof, shall be effected by means of a written declaration to the Company or in another form determined by the Board of Directors.

(9)	Der Erwerb der Namenaktien durch die Ausübung von Erwerbsrechten und die weitere Übertragung der Namenaktien sowie auch der Erwerb der Namenaktien durch Ausübung von Wandel- oder Optionsrechten und die weitere Übertragung der Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 5 und Artikel 5bis dieser Statuten.	(9)	The acquisition of registered shares by exercising Share Related Rights and the subsequent transfer of such registered shares as well as the acquisition of registered shares by exercising conversion or option rights and the onward transfer of such registered shares are subject to the transfer restrictions specified in article 5 and in article 5bis of these.

Art. 3ter Kapitalband		Art. 3ter Capital Band

(1)	Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 15. Mai 2030 innerhalb der Obergrenze von USD 6'802'506.15, entsprechend 680'250'615 vollständig zu liberierenden Namenaktien mit einem Nennwert von je USD 0.01 und der Untergrenze von USD 5'101'879.62, entsprechend 510'187'962 vollständig zu liberierenden Namenaktien mit einem Nennwert von je USD 0.01, eine oder mehrere Erhöhungen und/oder Herabsetzungen des Aktienkapitals vorzunehmen.	(1)	The Board of Directors is authorized, to conduct one or more increases and/or reductions of the share capital at any time until 15 May 2030 within the upper limit of USD 6,802,506.15, corresponding to 680,250,615 registered shares with a nominal value of USD 0.01 each to be fully paid up, and the lower limit of USD 5,101,879.62, corresponding to 510,187,962 registered shares with a par value of USD 0.01 each to be fully paid up.

(2)	Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung des Eigentums daran unterliegen den Beschränkungen von Artikel 5 dieser Statuten.	(2)	Subscription to and acquisition of new shares, as well as any subsequent transfer of their ownership, are subject to the restrictions of article 5 of these Articles.

(3)	Im Falle einer Kapitalerhöhung gilt Folgendes:	(3)	In case of a capital increase, the following applies:

a.	Der Verwaltungsrat legt den Ausgabebetrag, den Zeitpunkt der Ausgabe von neuen Aktien, die Art der zu leistenden Einlagen (einschliesslich Bareinlagen, Sacheinlagen, Verrechnung und Umwandlung von frei verwendbaren Reserven, einschliesslich Gewinnvortrag, in Aktienkapital), die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank oder einen anderen Dritten und anschliessenden Angebots an die bisherigen Aktionäre ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu beschränken oder auszuschliessen. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen oder diese bzw. die Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.	a.	The Board of Directors shall determine the amount of share capital to be issued, the date of issue, the type of contributions (including cash contributions, contributions in kind, set-off and conversion of freely usable reserves, including retained earnings, into share capital), the conditions governing the exercise of subscription rights and the commencement of dividend entitlement. The Board of Directors may issue new shares which are underwritten by a bank or other third party and subsequently offered to existing shareholders. The Board of Directors is authorized to restrict or prohibit trading in the subscription rights to the new shares. In the event of subscription rights not being exercised, the Board of Directors may, at its discretion, either allow such rights to expire worthless, or place them or the shares to which they entitle their holders either at market prices or in some other manner commensurate with the interests of the Company.

b.	Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre ganz oder teilweise zu beschränken oder aufzuheben und Bezugsrechte einzelnen Aktionären, Dritten, der Gesellschaft oder einer von ihr kontrollierten Gesellschaft zuzuweisen:	b.	The Board of Directors is authorized to limit or withdraw the subscription rights of shareholders wholly or in part and to allocate subscription rights to individual shareholders, third parties, the Company or one of the companies controlled by it:

1.	sofern die Aktien für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen, die Umwandlung von Darlehen oder Wertschriften in Aktien, die Finanzierung von neuen Investitionsvorhaben der Gesellschaft, den Erwerb oder die Finanzierung von Produkten, geistigem Eigentum oder Lizenzen oder die Finanzierung von strategischen Initiativen verwendet werden;	1.	of the new shares being used to acquire companies, parts thereof or participations, or for the financing or refinancing of such transactions, for the conversion of loans or securities into shares, for the financing of new investment projects undertaken by the Company, the acquisition or financing of products, intellectual property or licenses, or the financing of strategic initiatives undertaken;

2.	sofern die Aktien zum Zwecke der Erweiterung des Aktionärskreises im Zusammenhang mit der Kotierung der Aktien an einer Börse, um den Streubesitz zu erhöhen, oder zur Beteiligung von strategischen Partnern verwendet werden;	2.	of the new shares being used either to extend the shareholder base in conjunction with the listing of the shares on any stock exchange to increase the free float or for investment by strategic partners;

3.	für die Ausgabe von Aktien an internationalen Kapitalmärkten oder für die Gewährung einer Mehrzuteilungsoption (Greenshoe-Option) von bis zu 20% des Erstangebotes an die Konsortialführer im Fall nationaler oder internationaler (auch privater) Platzierung von Aktien zu Marktkonditionen;	3.	for the issuance of shares at international capital markets or for granting an over-allotment option (greenshoe) of up to 20% of the preceding offer to the lead managers of the new shares being placed nationally or internationally (including by way of private placement) at market conditions;

4.	sofern die Aktien zum Zwecke einer raschen und flexiblen Beschaffung von Eigenkapital, welche ohne Beschränkung oder Ausschluss des Bezugsrechts nur schwer oder zu schlechteren Bedingungen möglich wäre, verwendet werden;	4.	of the new shares being issued for the purpose of raising equity capital in a swift and flexible manner, where such raising of capital would be difficult or would only be possible at less favorable conditions if the subscription rights to the new shares were not restricted or withdrawn;

5.	für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung oder Arbeitnehmern der Gesellschaft oder einer ihrer Konzerngesellschaften, wobei entsprechende Kapitalerhöhungen auf 56'687'551 Aktien beschränkt sind;	5.	for the participation of members of the Board of Directors, members of the executive management or employees of the Company or any of its group companies, whereby increases of the share capital are only admissible up to 56,687,551 shares;

6.	aus anderen wichtigen Gründen im Sinne von Artikel 652b Abs. 2 des Schweizerischen Obligationenrechts (das "OR").	6.	for other important reasons in the sense of article 652b para. 2 of the Swiss Code of Obligations (the “CO”).

(4)	Der Verwaltungsrat ist bis zum Abschluss der ordentlichen Generalversammlung 2028 (für das Geschäftsjahr 2027) auch im Fall eines öffentlichen Angebots berechtigt, die Bezugsrechte gemäss Abs. 3 dieses Artikels zu beschränken oder aufzuheben, ohne dass ein erneuter Beschluss der Generalversammlung erforderlich wäre (vgl. Artikel 36 Abs. 2 lit. d der Schweizerischen Übernahmeverordnung, UEV).	(4)	The Board of Directors shall until the conclusion of the annual General Meeting 2028 (covering the financial year 2027) be authorized to limit or withdraw the subscription rights of shareholders in accordance with para. 3 of this article also in case of a public tender offer, without another resolution of the General Meeting being required (see article 36 para. 2 lit. d of the Swiss Takeover Ordinance).

(5)	Ungeachtet des Vorangehenden darf der Verwaltungsrat das Aktienkapital bis zum 15. Mai 2030 nicht um mehr als 56'687'551 neue Aktien auf bezugsrechtsloser Basis erhöhen, sei es unter dem Kapitalband oder unter dem bedingten Kapital gemäss Artikel 3bis dieser Statuten. Für Zwecke dieser Bestimmung gilt als Erhöhung auf bezugsrechtsloser Basis:	(5)	Notwithstanding the foregoing, the Board of Directors may not increase the share capital on a non-preemptive basis by more than 56,687,551 new shares until 15 May 2030, be it under the capital band or the conditional capital pursuant to article 3bis of these Articles. For purposes of this provision, an increase on a non-preemptive basis means:

a.	die Ausgabe von Aktien unter dem Kapitalband, für welche die Bezugsrechte gestützt auf Artikel 3bis Abs. 3 lit. b dieser Statuten beschränkt oder aufgehoben wurden; oder	a.	the issuance of shares under the capital band for which subscription rights were limited or withdrawn based on article 3ter para. 3 lit. b of these Articles; or

b.	die Ausgabe von Mitarbeiteroptionen, aktiengebundenen Finanzierungsinstrumenten oder Warrants, für welche bedingtes Aktienkapital gemäss Artikel 3bis Abs. 1 lit. a, b oder d dieser Statuten unter Beschränkung oder Aufhebung der Vorwegzeichnungsrechte verwendet wurde oder verwendet werden soll.	b.	the issuance of Employee Options, Equity-Linked Financial Instruments or Warrants for which conditional share capital according to article 3bis para. 1 of these Articles has been or is to be used and advance subscription rights are limited or withdrawn.

(6)	Im Falle einer Kapitalherabsetzung bestimmt der Verwaltungsrat, soweit erforderlich, die Zahl der zu vernichtenden Aktien und die Verwendung des Herabsetzungsbetrags. Erwerb und Halten von zur Vernichtung unter dem Kapitalband zurückgekauften Aktien unterliegen, soweit gesetzlich zulässig, nicht der 10%-Schwelle für eigene Aktien im Sinne von Artikel 659 Abs. 2 OR.	(6)	In case of a capital reduction, the Board of Directors shall, to the extent necessary, determine the number of cancelled shares and the use of the reduction amount. The acquisition and holding of shares repurchased for purposes of cancellation under the capital band are, to the extent permitted by law, not subject to the 10% threshold for own shares within the meaning of article 659 para. 2 CO.

(7)	Kapitalerhöhungen können sowohl durch Erhöhung des Nennwerts der Aktien als auch durch Schaffung von Aktien und Kapitalherabsetzungen sowohl durch Reduktion des Nennwerts der Aktien als auch durch Vernichtung von Aktien durchgeführt werden. Der Verwaltungsrat ist auch ermächtigt, eine gleichzeitige Reduktion und Wiedererhöhung des Aktienkapitals vorzunehmen. Bei einer Nennwerterhöhung oder -reduktion setzt der Verwaltungsrat den neuen Nennwert der Aktien fest und passt sämtliche Bestimmungen der Statuten, die sich auf den Nennwert einer Aktie beziehen, sowie die Anzahl Aktien mit neuem Nennwert, welcher der festen betragsmässigen Ober- und Untergrenze des Kapitalbands nach Abs. 1 entsprechen, entsprechend an.	(7)	Capital increases may be performed both by increasing the par value of the shares and by issuing new shares, and reductions may be performed both by reducing the par value of the shares and by cancelling shares. The Board of Directors is also authorized to carry out a simultaneous reduction and re-increase of the share capital. In the case of a reduction of the par value, the Board of Directors shall adapt all provisions of these Articles relating to the par value of a share as well as the number of shares with a new nominal value corresponding to the fixed upper and lower limit of the capital band according to para. 1, accordingly.

(8)	Die neu Namenaktien, welche durch das Kapitalband geschaffen wurden und die nachfolgende Übertragung der Namenaktien unterliegen den Eintragungsbeschränkungen von Artikel 5 und Artikel 5bis dieser Statuten.	(8)	The new registered shares issued under the capital band and the subsequent transfer of such registered shares are subject to the registration restriction specified in article 5 and in article 5bis of these Articles.

Art. 4 Form der Aktien		Art. 4 Form of Shares

(1)	Die Gesellschaft kann ihre Namenaktien in Form von Einzelurkunden oder Globalurkunden, als Wertrechte nach Artikel 973c oder 973d OR oder als Bucheffekten im Sinn des Bucheffektengesetzes ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Sie trägt dafür die Kosten.	(1)	The Company may issue its registered shares in the form of single certificates, or global certificates, as uncertificated securities pursuant to article 973c or 973d CO, or as intermediated securities in the sense of the Swiss Federal Act on Intermediated Securities. Under the conditions set forth by statutory law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost of any such conversion.

(2)	Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Insbesondere hat der Aktionär keinen Anspruch auf die Verbriefung der Mitgliedschaft in einem Wertpapier. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.	(2)	The shareholder has no right to demand a conversion of the form of the registered shares. In particular, the shareholder has no claim to the certification of the membership in a security. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

(3)	Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.	(3)	Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

Art. 5 Aktienbuch und Eintragungsbeschränkung		Art. 5 Share Register and Registration Restriction

(1)	Die Gesellschaft oder ein von ihr beauftragter Dritter führt über ihre Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser der Aktien mit Namen (bei juristischen Personen die Firma) und Kontaktdaten (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Kontaktdaten, so hat sie dies dem Aktienbuchführer mitzuteilen. Mitteilungen der Gesellschaft gelten als rechtsgültig erfolgt, wenn sie an die im Aktienbuch zuletzt eingetragenen Kontaktdaten des Aktionärs bzw. Zustellungsbevollmächtigten gesendet werden.	(1)
The Company shall, with respect to its registered shares, maintain, itself or through a third party, a share register in which the shareholders and usufructuaries are registered with their names (the name of the company in case of a legal entity) and contact information (the place of incorporation in case of a legal entity). A person registered in the share register shall notify the share registrar of any change in contact information. Notices by the Company shall be deemed to have been validly made if sent to the shareholder's or authorized delivery agent's last registered contact information in the share register.

(2)	Im Verhältnis zur Gesellschaft gilt als Eigentümer oder Nutzniesser von Namenaktien nur, wer im Aktienbuch eingetragen ist.	(2)	Only persons registered as shareholders or usufructuaries of registered shares in the share register shall be recognized as such by the Company.

(3)	Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in diesem Artikel 5 festgehaltenen Fällen abgelehnt werden. Lehnt der Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtigt er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten.	(3)	Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in this article 5. If the Board of Directors refuses to register the acquirer as shareholder with voting rights, it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting.

(4)	Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, wenn sie ausdrücklich erklären, die Aktien in eigenem Namen und für eigene Rechnung erworben zu haben, keine Vereinbarung über die Rücknahme oder die Rückgabe entsprechender Aktien besteht und sie das mit den Aktien verbundene wirtschaftliche Risiko tragen.	(4)	Acquirers of registered shares shall be registered upon request in the share register as shareholders with the right to vote if they expressly declare to have acquired the registered shares in their own name and for their own account, that there is no agreement on the redemption of the relevant shares and that they bear the economic risk associated with the shares.

(5)	Der Verwaltungsrat kann Personen, die im Eintragungsgesuch nicht ausdrücklich die Erklärungen gemäss dem vorherigen Absatz abgeben (die "Nominees"), mit Stimmrecht im Aktienbuch eintragen, wenn (a) der Nominee mit der Gesellschaft eine Vereinbarung über dessen Stellung abgeschlossen hat und einer anerkannten Bank- oder Finanzmarktaufsicht untersteht oder (b) diese Person ein Zentralverwahrer für die Aktien der Gesellschaft oder dessen Nominee ist.	(5)	If persons fail to expressly make the declarations pursuant to the preceding paragraph in their registration applications (the “Nominees”), the Board of Directors may enter such persons in the share register with the right to vote, provided that (a) the Nominee has entered into an agreement with the Company concerning its status, and further provided that the Nominee is subject to a recognized bank or financial market supervision, or (b) such person is a central securities depositary of the Company’s shares or such depositary’s nominee.

(6)	Der Verwaltungsrat kann nach Anhörung des betroffenen Aktionärs oder Nominees Eintragungen im Aktienbuch rückwirkend auf das Datum des Eintrags streichen, wenn die Eintragung durch falsche oder irreführende Angaben erwirkt wurde. Der betroffene Aktionär oder Nominee muss über die Streichung sofort orientiert werden.	(6)	After hearing the registered shareholder or Nominee, the Board of Directors may cancel any registration in the share register, with retroactive effect as of the date of registration, which was made based on false or misleading information. The relevant shareholder or Nominee must be immediately informed of the cancellation.

(7)	Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der Bestimmungen in diesem Artikel 5 notwendigen Anordnungen. Er kann in besonderen Fällen Ausnahmen von der Nominee-Regelung bewilligen. Der Verwaltungsrat kann seine Aufgaben delegieren.	(7)	The Board of Directors regulates the details and issues the instructions necessary for compliance with the preceding provisions set forth in this article 5. In special cases, it may grant exemptions from the rule concerning Nominees. The Board of Directors may delegate its duties.

(8)	Solange eine Person nicht Aktionär mit Stimmrecht im Sinne von diesem Artikel 5 geworden ist, kann er/sie weder die entsprechenden Stimmrechte noch die weiteren mit diesen in Zusammenhang stehenden Rechte wahrnehmen.	(8)	Until a person becomes a shareholder with voting rights for the shares in accordance with this article 5, she/he may neither exercise the voting rights connected with the shares nor other rights associated with the voting rights.

Art. 5bis Eintragungs- und Stimmrechtsbeschränkungen bis zur ordentlichen Generalversammlung im Jahr 2028		Art. 5bis Registration and Voting Restrictions until the Annual General Meeting in the Year 2028

(1)	Zusätzlich zu den Bestimmungen des Artikels 5 gilt folgendes: Keine natürliche oder juristische Person oder Personengruppe (wie in diesem Artikel 5bis Abs. 4 definiert) darf, bis zum Abschluss der ordentlichen Generalversammlung 2028 (für das Geschäftsjahr 2027), sofern diese Beschränkung nicht von den Aktionären an einer ordentlichen oder ausserordentlichen Generalversammlung erneuert wird, mit 20% oder mehr des im Handelsregister eingetragenen Aktienkapitals mit Stimmrecht eingetragen werden. Lehnt der Verwaltungsrat die Eintragung einer natürlichen oder juristischen Person als Aktionär mit Stimmrecht auf Grundlage dieses Artikels 5bis Abs. 1 ab, benachrichtigt er diese innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte natürliche oder juristische Personen werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in den Generalversammlungen als nicht vertreten. Artikel 685d Abs. 3 OR bleibt vorbehalten.	(1)	In addition to the rules set forth in article 5, the following applies: No individual or legal entity or group of persons (as defined in this article 5bis para. 4) may be registered with the right to vote for 20% or more of the registered share capital recorded in the Commercial Register until the conclusion of the annual General Meeting 2028 (covering the financial year 2027), unless such restriction is renewed by shareholders at an annual or extraordinary General Meeting. If the Board of Directors refuses to register an individual or legal entity as shareholder with voting rights on the grounds of this article 5bispara. 1 it shall notify such individual or legal entity of such refusal within 20 days upon receipt of the application. Non-recognized individuals or legal entities shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented at the General Meetings. Article 685d para. 3 CO remains reserved.

(2)	Bis eine natürliche oder juristische Person Aktionär/in mit Stimmrecht für die Aktien im Sinne von Artikel 5bis der Statuten geworden ist, kann er/sie weder die entsprechenden Stimmrechte noch die weiteren mit diesen in Zusammenhang stehenden Rechte wahrnehmen.	(2)	Until an individual or legal entity becomes a shareholder with voting rights for the shares in accordance with this article 5bis, she/he may neither exercise the voting rights connected with such shares nor other rights associated with the voting rights of such shares.

(3)	Bis zum Abschluss der ordentlichen Generalversammlung 2028 (für das Geschäftsjahr 2027), sofern diese Beschränkung nicht von den Aktionären an einer ordentlichen oder ausserordentlichen Generalversammlung erneuert wird, kann keine Person (oder Personengruppe gemäss Artikel 5bis Abs. 4), selbst bei Eintragung im Aktienbuch mit Stimmrecht, in Bezug auf die von dieser/diesen Person(en) gehaltenen oder durch einen Stimmrechtsvertreter vertretenen Aktien mehr als 20% des im Handelsregister eingetragenen Aktienkapitals direkt oder indirekt Stimmrechte ausüben. Die Beschränkung nach diesem Artikel 5bis Abs. 3 gilt nicht für Zentralverwahrer und deren Nominees, ausser soweit die von ihnen vertretenen Stimmrechte einem wirtschaftlich Berechtigten zuzuordnen sind, der, wenn er Aktionär wäre, einer solchen Beschränkung unterliegen würde.	(3)	Until the conclusion of the annual General Meeting 2028 (covering the financial year 2027), unless such restriction is renewed by shareholders at an annual or extraordinary General Meeting, no person (or group of persons as per article 5bis para. 4), even if registered in the share register with voting rights, may exercise, directly or indirectly, voting rights, with respect to shares held by such person(s) or shares represented by proxy of more than 20% of the registered share capital recorded in the Commercial Register. The restriction contained in this article 5bis para. 3 shall not apply to central securities depositaries and their nominees, except to the extent the voting rights represented are attributable to a beneficial owner who would, if such beneficial owner were a shareholder, be subject to such restriction.

(4)	Personen, die vertraglich oder auf andere Weise i.S.v. Artikel 121 des Schweizerischen Finanzmarktinfrastrukturgesetzes (FinfraG) miteinander verbunden sind, gelten für die Zwecke dieses Artikels 5bis als ein Aktionär.	(4)	For the purposes of this article 5bis, persons linked to one another pursuant to an agreement or otherwise in the sense of article 121 of the Swiss Financial Market Infrastructure Act (FinMIA) shall be counted as one shareholder.

(5)	Der Verwaltungsrat ist befugt, die Bestimmungen dieses Artikels 5bis auszulegen und das Eigentum an den Aktien einer natürlichen oder juristischen Person zur vollständigen Umsetzung dieses Artikels 5bis festzustellen. Bei der Auslegung dieses Artikels 5bis kann der Verwaltungsrat auf Gesetze, Regeln, Vorschriften und Gerichtsentscheide (einschliesslich von Staaten ausserhalb der Schweiz) zurückgreifen, deren Wortlaut im Wesentlichen mit jenem von diesem Artikel 5bis vergleichbar ist. Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von dieser Stimmrechtseinschränkung in Artikel 5bis Abs. 1, 3 und 4 genehmigen.	(5)	The Board of Directors shall have the authority to interpret the provisions of this article 5bis and to determine the ownership of shares by any individual or legal entity so as to fully implement this article 5bis. In so interpreting this article 5bis, the Board of Directors may look to laws, rules, regulations and court decisions (including of countries outside of Switzerland) having language substantially similar to this article 5bis. The Board of Directors may in special cases approve exceptions from this limitation of voting rights in article 5bis para. 1, 3 and 4.

Art. 6 Bezugsrechte		Art. 6 Subscription Rights

(1)	Im Falle einer Erhöhung des Aktienkapitals durch Ausgabe neuer Aktien hat jeder Aktionär Anspruch auf neu ausgegebene Aktien im Verhältnis zu seiner bisherigen Beteiligung; die in Artikel 3bis und Artikel 3ter vorgesehenen Ausnahmen bleiben vorbehalten.	(1)	In the event of an increase of the share capital by issuance of new shares, each shareholder is entitled to newly issued shares in proportion to its existing holdings, subject to the exemptions provided in article 3bis and article 3ter.

(2)	Die Generalversammlung kann die Bezugsrechte der Aktionäre aus wichtigen Gründen einschränken oder aufheben.	(2)	The General Meeting may suspend or withdraw pre-emptive rights of shareholders for good cause.

III. Organisation der Gesellschaft	III. Corporate Structure

Art. 7 Gesellschaftsorgane	Art. 7 Corporate bodies

Die Organe der Gesellschaft sind: A) Die Generalversammlung B) Der Verwaltungsrat C) Die Revisionsstelle	The corporate bodies of the Company are: A) The General Meeting B) The Board of Directors C) The Auditors

A. Die Generalversammlung	A. The General Meeting

Art. 8 Befugnisse der Generalversammlung	Art. 8 Powers of the General Meeting

(1) Der Generalversammlung ist das oberste Organ der Gesellschaft.	(1) The General Meeting is the supreme body of the Company.

(2) Ihr stehen folgende unübertragbare Befugnisse zu:	(2) It has the following inalienable powers:

a.	die Festsetzung und die Änderung dieser Statuten sowie die Beschlussfassung über die Fusion und Auflösung der Gesellschaft;	a.	the adoption and the amendment of these Articles and the resolution on merger and dissolution of the Company;

b.	die Genehmigung des Lageberichtes, der Konzernrechnung und des Berichts über nichtfinanzielle Belange der Gesellschaft;	b.	the approval of the management report and of the consolidated financial statements and the report on non-financial matters of the Company;

c.	die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;	c.	the approval of the annual financial statements as well as the resolution on the use of the balance sheet profit, in particular, the determination of the dividend;

d.	die Festsetzung von Zwischendividenden und die Genehmigung des dafür erforderlichen Zwischenabschlusses;	d.	the determination of interim dividends and the approval of the interim financial statements required for this purpose;

e.	die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;	e.	the resolution on the repayment of the statutory capital reserve;

f.	die Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung gemäss Artikel 23 dieser Statuten;	f.	the approval of the compensation of the Board of Directors and of the Executive Management pursuant to article 23 of these Articles;

g.	die Wahl und Abberufung der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;	g	the election and removal of the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the independent voting rights representative;

h.	die Entlastung der Mitglieder des Verwaltungsrates und der mit der Geschäftsleitung betrauten Personen;	h.	the discharge of the members of the Board of Directors and the persons entrusted with management;

i.	die Dekotierung der Beteiligungspapiere der Gesellschaft;	i.	the delisting of the Company’s equity securities;

j.	die Beschlussfassung über Gegenstände, die der Generalversammlung durch das Gesetz oder diese Statuten vorbehalten sind oder die der Verwaltungsrat (vorbehaltlich von Artikel 716a OR) ihr unterbreiten.	j.	the passing of resolutions on all matters reserved to it by law or these Articles, or which are submitted to the General Meeting by the Board of Directors (subject to article 716a CO).

Art. 9 Stimmrecht, Vertretung von Aktien		Art. 9 Voting Rights and Representation of Shares

(1)	Jede mit Stimmrecht im Aktienbuch eingetragene Aktie hat eine Stimme. Ein Aktionär kann sich an der Generalversammlung nur durch seinen gesetzlichen Vertreter, den unabhängigen Stimmrechtsvertreter oder mittels schriftlicher Vollmacht durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Der Verwaltungsrat regelt die Einzelheiten für die Teilnahme und die Vertretung an der Generalversammlung und legt die Anforderungen an Vollmachten und Weisungen fest.	(1)	Each share which is registered in the share register with the right to vote has one vote. Any shareholder may have him or herself be represented at the General Meeting by its legal representative, the independent voting rights representative or, with a written power of attorney, by any other representative who need not be a shareholder. The Board of Directors shall determine the particulars for the participation and representation in the General Meeting and the requirements as to proxies and instructions.

(2)	Die Gesellschaft anerkennt nur einen Vertreter pro Aktie. Hält ein Aktionär mehrere Aktien, kann er sich nur durch eine Person vertreten lassen.	(2)	The Company only accepts one representative per share. A shareholder holding more than one share may be represented by only one representative.

(3)	Die Generalversammlung wählt den unabhängigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, bezeichnet der Verwaltungsrat den unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung.	(3)	The independent voting rights representative shall be elected by the General Meeting. Its term of office shall expire after completion of the next annual General Meeting. Re-election is possible. If the Company does not have an independent voting rights representative, the Board of Directors shall appoint the independent voting rights representative for the next General Meeting.

Art. 10 Abstimmungen und Wahlen und qualifizierte Mehrheiten		Art. 10 Voting and Elections and Qualified Majorities

(1)	Die Generalversammlung ist beschlussfähig ohne Rücksicht auf die Zahl der vertretenen Aktien und die Zahl der anwesenden Aktionäre; sie fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der absoluten Mehrheit der vertretenen Stimmen, vorbehältlich der speziellen Bestimmung von Artikel 704 Abs. 1 OR und den Bestimmungen dieser Statuten.	(1)	The General Meeting constitutes a quorum regardless of the number of shares represented and the number of shareholders present; resolutions are passed and elections decided by the absolute majority of the votes allocated to the shares represented, unless article 704 para. 1 CO or provisions of these Articles provide otherwise.

(2)	In Ergänzung zu Artikel 704 Abs. 1 OR kann die Generalversammlung folgende Beschlüsse nur fassen, wenn mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte zugestimmt hat:	(2)	In addition to article 704 para. 1 CO, the approval of at least two-thirds of the votes represented and the absolute majority of the par value of shares represented shall be required for resolutions of the General Meeting with respect to:

a.	die Aufhebung der Beschränkungen von Artikel 5 und Artikel 5bis dieser Statuten;	a.	the removal of the restrictions set forth in article 5 and in article 5bis of these Articles;

b.	die Abberufung von Mitgliedern des Verwaltungsrates im Sinne von Artikel 705 Abs. 1 OR;	b.	the dismissal of the members of the Board of Directors according to article 705 para. 1 CO;

c.	die Aufhebung oder Änderung dieses Artikels 10 Abs. 2, mit der Ausnahme, dass das Erfordernis einer Mehrheitsbeschlussfassung gemäss Artikel 10 Abs. 2 lit. a nach der ordentlichen Generalversammlung 2028 (für das Geschäftsjahr 2027) automatisch entfällt, es sei denn, das Erfordernis wird mit mindestens zwei Dritteln der vertretenen Stimmen und der Mehrheit des Nennwerts der bei einer ordentlichen oder ausserordentlichen Generalversammlung vertretenen Aktien erneuert.	c.	the removal or amendment of this article 10 para. 2, except that the requirement of a supermajority vote in accordance with article 10 para. 2 lit. a shall automatically cease to apply after the annual General Meeting 2028 (covering the financial year 2027), unless the requirement is renewed by at least two-thirds of the votes represented and the majority of the par value of shares represented at an annual or extraordinary General Meeting.

Art. 11 Einberufung der Generalversammlung		Art. 11 Convening the General Meeting

(1)	Die ordentliche Generalversammlung findet alljährlich spätestens 6 Monate nach Ablauf des Geschäftsjahres statt. Sie wird vom Verwaltungsrat, nötigenfalls von der Revisionsstelle, einberufen.	(1)	The annual General Meeting shall be held no later than 6 months after the end of the financial year. It shall be convened by the Board of Directors or, if necessary, by the Auditors.

(2)	Ausserordentliche Generalversammlungen finden statt auf Beschluss der Generalversammlung, des Verwaltungsrates, auf Begehren der Revisionsstelle, oder wenn es von einem oder mehreren Aktionären, die zusammen mindestens über 5% des Aktienkapitals oder der Stimmen der Gesellschaft verfügen, schriftlich unter Angabe des Verhandlungsgegenstands und des Antrags, und bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangt wird.	(2)	Extraordinary General Meetings shall be convened upon a resolution of the General Meeting, or of the Board of Directors, or upon request of the Auditors. One or more shareholders together representing at least 5% of the share capital or votes of the Company may also request the calling of an extraordinary General Meeting; they shall do so in writing, stating the agenda item and the proposal, and in the case of elections, the names of the proposed candidates.

(3)	Aktionäre, die über Aktien von mindestens 0.5% vom Aktienkapital oder den Stimmen der Gesellschaft verfügen, können die Traktandierung eines Verhandlungsgegenstandes oder die Aufnahme eines Antrags zu einem Verhandlungsgegenstand in die Einberufung der Generalversammlung verlangen. Ein entsprechendes Gesuch ist dem Verwaltungsrat mindestens 90 Tage vor der Generalversammlung schriftlich und unter Angabe des Verhandlungsgegenstands und des Antrags oder der Anträge einzureichen	(3)	Shareholders whose combined holdings represent at least 0.5% of the share capital or votes of the Company may request items to be included on the agenda or that a motion relating to an agenda item be included in the notice convening the General Meeting. A respective written request listing the agenda items and the proposal or proposals shall be lodged with the Board of Directors at least 90 days prior to a General Meeting.

(4)	Jeder Antrag eines Aktionärs auf Aufnahme eines Verhandlungsgegenstandes muss schriftlich gestellt werden und in Bezug auf jeden Verhandlungsgegenstand Folgendes enthalten:	(4)	Each request submitted by a shareholder for inclusion of an agenda item must be in written form and include with respect to each agenda item:

a.	eine kurze Beschreibung der Geschäfte, die an der Generalversammlung behandelt werden sollen, und die Gründe für die Durchführung dieser Geschäfte an der Generalversammlung;	a.	a brief description of the business desired to be brought before the General Meeting and the reasons for conducting such business at the General Meeting;

b.	den Namen und die Adresse des antragstellenden Aktionärs, wie sie im Aktienbuch eingetragen sind;	b.	the name and address, as they appear in the share register, of the shareholder proposing such business;

c.	die Anzahl der Aktien der Gesellschaft, die sich rechtlich oder wirtschaftlich im Eigentum des betreffenden Aktionärs befinden, und die Daten, an denen der Aktionär diese Aktien erworben hat; und	c.	the number of shares of the Company which are legally or beneficially owned by such shareholder, and the dates upon which the shareholder acquired such shares; and

d.	alle anderen Informationen, die gemäss den geltenden Gesetzen, Vorschriften und Börsenregeln, erforderlich sind.	d.	all other information required under the applicable laws, regulations, and stock exchange rules.

(5)	Die von einem Aktionär eingereichten Nominierungen für die Wahl eines Verwaltungsratsmitglieds werden zugelassen, wenn (i) der nominierende Aktionär spezifische Angaben und von der Gesellschaft in angemessener Weise angeforderte Informationen zur Verfügung stellt und (ii) die nominierte Person schriftliche Fragebögen ausfüllt und Informationen zur Bestimmung der Unabhängigkeit und ihrer Beziehung (einschliesslich finanzieller Vereinbarungen) zum nominierenden Aktionär zur Verfügung stellt.	(5)
Nominations for the election of a member of the Board of Directors submitted by a shareholder shall be admitted if (i) the nominating shareholder provides certain specified information and information reasonably requested by the Company and (ii) the nominee completes written questionnaires and provides information for purposes of determining independence and his or her relationship (including financial arrangements) with the nominating shareholder.

Art. 12 Verfahren für die Einberufung einer Generalversammlung	Art. 12 Procedure for Calling a General Meeting

(1)	Die Einladung zur Generalversammlung erfolgt mindestens 20 Tage vor der Versammlung durch einmalige Bekanntmachung in der gemäss Artikel 32 dieser Statuten vorgesehenen Form. Die im Aktienbuch eingetragenen Namenaktionäre können ausserdem in einer anderen Form, die den Nachweis durch Text ermöglicht, zur Generalversammlung eingeladen werden.	(1)
The notice of the General Meeting shall be given at least 20 days prior to the General Meeting by way of a single announcement pursuant to article 32 of these Articles. Holders of registered shares who are registered in the share register may in addition be notified of the General Meeting in another form that allows proof by text.

(2)	In der Einladung zur Generalversammlung sind bekanntzugeben:	(2)	The notice shall include:

a.	Datum, Beginn, Art und Ort der Generalversammlung;	a.	the date, start time, form and venue of the General Meeting;

b.	die Verhandlungsgegenstände;	b.	the agenda;

c.	die Anträge des Verwaltungsrates samt kurzer Begründung;	c.	the proposals of the Board of Directors together with a brief statement of the reasons;

d.	gegebenenfalls die Anträge der Aktionäre samt kurzer Begründung; und	d.	the proposals of the shareholders, if any, together with a brief statement of the reasons; and

e.	den Namen und die Adresse des unabhängigen Stimmrechtsvertreters.	e.	name and address of the independent voting rights representative.

(3)	Spätestens 20 Tage vor der ordentlichen Generalversammlung sind den Aktionären der Geschäftsbericht, der Vergütungsbericht und der Revisionsbericht sowie der Bericht über die nichtfinanziellen Belange nach Artikel 964c OR zugänglich zu machen.	(3)
At least 20 days prior to the annual General Meeting, the business report, the compensation report, the Auditor’s reports, and the report on non-financial matters pursuant to article 964c CO shall be made available to the shareholders for inspection.

(4)	Sofern die Unterlagen nicht elektronisch zugänglich sind, kann jeder Aktionär verlangen, dass ihm oder ihr ein Exemplar des Geschäftsberichts, des Vergütungsberichts, des Revisorenberichts und des Berichts über die nicht-finanziellen Belange rechtzeitig zugestellt werden.	(4)
If the documents are not accessible electronically, any shareholder may request that a copy of the business report, the compensation report, the Auditor’s reports and the report on non-financial matters be sent to him or her in time.

Art. 12a Ort der Generalversammlung	Art. 12a Venue of the General Meeting

(1)	Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche auch ausserhalb der Schweiz stattfinden kann.	(1)	The Board of Directors shall determine the venue of the General Meeting, which may also be held outside of Switzerland.

(2)	Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden, und wenn die Aktionäre, die nicht am Tagungsort oder den Tagungsorten der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.	(2)
The Board of Directors may provide that the General Meeting shall be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio format to all venues, and that shareholders who are not present at the venue or the venues of the General Meeting may exercise their rights by electronic means.

(3)	Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird.	(3)	Alternatively, the Board of Directors may also provide that the General Meeting will be held exclusively by electronic means without a venue.

Art. 13 Vorsitz, Organisation und Protokoll	Art. 13 Chair, Organization and Minutes

(1)	Den Vorsitz der Generalversammlung hat der Präsident des Verwaltungsrates, im Verhinderungsfalle der Vizepräsident, ein anderes Mitglied des Verwaltungsrates oder eine vom Verwaltungsrat bezeichnete Person. Hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsitzende von der Generalversammlung gewählt.	(1)
The General Meeting shall be chaired by the Chairman of the Board of Directors, in his absence, by the Vice Chairman, another member of the Board of Directors or a person designated by the Board of Directors. If the Board of Directors has not designated another person, the acting Chair shall be elected by the General Meeting.

(2)	Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.	(2)	The Chair of the Meeting shall have all powers and authority necessary and appropriate for the orderly conduct of the General Meeting.

(3)	Der Protokollführer wird vom Vorsitzenden der Generalversammlung bezeichnet. Er muss nicht Aktionär sein. Die Stimmenzähler werden vom Vorsitzenden bezeichnet; sie müssen ebenfalls nicht Aktionäre sein.	(3)
The minute keeper shall be appointed by the Chair of the Meeting. He does not need to be a shareholder. The scrutineers shall be appointed by the Chair of the Meeting; they also do not need to be shareholders.

(4)	Das Protokoll hält fest:	(4)	The minutes shall set forth:

a.	Datum, Beginn- und Endzeitpunkt sowie Art und Ort der Generalversammlung;	a.	the date, start and end times, form and venue of the General Meeting;

b.	Anzahl, Art, Nennwert und Kategorie der vertretenen Aktien, unter Angabe der Aktien, die vom unabhängigen Stimmrechtsvertreter vertreten werden;	b.	the number, type, par value and classes of shares represented, specifying the shares represented by the independent voting rights representative;

c.	Beschlüsse und Wahlergebnisse;	c.	the resolutions and the results of elections;

d.	in der Generalversammlung gestellte Begehren um Auskunft und die darauf erteilten Antworten;	d.	the requests for information and the respective replies;

e.	von den Aktionären zu Protokoll gegebene Erklärungen.	e.	the statements made for the record by shareholders.

(5)	Das Protokoll ist vom Vorsitzenden und dem Protokollführer zu unterzeichnen.	(5)	The minutes shall be signed by the Chair of the Meeting and the minute keeper.

(6)	Die Beschlüsse und Wahlergebnisse sind unter Angabe der genauen Stimmenverhältnisse innerhalb von 15 Tagen nach der Generalversammlung auf elektronischem Weg zugänglich zu machen; jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Tagen nach der Generalversammlung zugänglich gemacht wird.	(6)
The resolutions and election results shall be made available electronically within 15 days of the General Meeting, stating the exact voting proportions; any shareholder may request that the minutes be made available to them within 30 days of the General Meeting.

(7)	Der Vorsitzende der Generalversammlung bestimmt, ob Abstimmungen und Wahlen offen, schriftlich oder elektronisch erfolgen.	(7)	The Chair of the Meeting shall determine whether resolutions and elections are to be decided by open ballot, in writing or electronically.

(8)	Der Vorsitzende kann eine Wahl oder Abstimmung wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen. In diesem Fall gilt die vorausgegangene Wahl oder Abstimmung als nicht geschehen.	(8)
The Chair of the Meeting may at any time order that an election or resolution be repeated if, in his view, the results of the vote are in doubt. In this case, the preceding election or resolution shall be deemed to have not occurred.

B. Der Verwaltungsrat	B. The Board of Directors

Art. 14 Zusammensetzung	Art. 14 Composition

(1)	Der Verwaltungsrat besteht aus mindestens drei Mitgliedern.	(1)	The Board of Directors shall consist of at least three members.

(2)	Die Mitglieder des Verwaltungsrates und der Präsident des Verwaltungsrates werden einzeln für eine Amtszeit bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wieder wählbar.	(2)
The members of the Board of Directors and the Chairman of the Board of Directors shall be elected by the General Meeting individually for a term of office until completion of the next annual General Meeting and may be re-elected.

(3)	Ist das Präsidium vakant, bezeichnet der Verwaltungsrat aus seiner Mitte einen neuen Präsidenten für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung.	(3)	If the office of the Chairman of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairman from among its members for the remaining term of office.

Art. 15 Konstituierung	Art. 15 Constitution

Vorbehältlich der Wahl des Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Er kann aus seiner Mitte einen Vize-Präsidenten wählen. Er bestellt seinen Sekretär, welcher nicht Mitglied des Verwaltungsrates oder Aktionär zu sein braucht.

Except for the election of the Chairman of the Board of Directors and the members of the Compensation Committee, the Board of Directors shall constitute itself. It may designate among its members a Vice Chairman, and appoint a secretary who does not need to be a member of the Board of Directors or a shareholder.

Art. 16 Sitzungen	Art. 16 Meetings

(1)	Der Verwaltungsrat versammelt sich auf Einladung des Präsidenten bzw. des Vizepräsidenten. Jedes Mitglied des Verwaltungsrates kann schriftlich oder per E-Mail oder andere Art der elektronischen Kommunikation und unter Angabe der Gründe beim Präsidenten die unverzügliche Einberufung einer Sitzung verlangen.	(1)
The Board of Directors shall meet at the invitation of the Chairman or the Vice Chairman. Any member of the Board of Directors may in writing or via e-mail or another form of electronic communication, stating the reasons, request the Chairman to immediately call a meeting.

(2)	Die Organisation der Sitzungen, einschliesslich des Anwesenheitsquorums und der Beschlussfassung, wird im Organisationsreglement geregelt. Die Verwendung elektronischer Mittel mit oder ohne Tagungsort ist zulässig.	(2)
The organization of meetings, including the presence quorum and the passing of resolutions, shall be set out in the Organizational Regulations. The use of electronic means with or without venue is permitted.

(3)	Der Präsident bzw. der Vorsitzende des Verwaltungsrates hat keinen Stichentscheid.	(3)	The Chairman of the Board of Directors or the Chair of the meeting has no casting vote.

Art. 17 Aufgaben und Befugnisse	Art. 17 Duties and Powers

(1)	Der Verwaltungsrat ist befugt, über alle Angelegenheiten Beschluss zu fassen, die durch Gesetz, Statuten Organisations- oder weitere Reglemente nicht ausdrücklich der Generalversammlung oder anderen Gesellschaftsorganen vorbehalten sind.	(1)
The Board of Directors shall be authorized to decide on all matters which are not expressly allocated to the General Meeting or other bodies of the Company by law, these Articles, or any organizational rules.

(2)	Er ist insbesondere verpflichtet:	(2)	It has in particular the following duties:

a.	die Oberleitung der Gesellschaft wahrzunehmen und die dafür notwendigen Weisungen zu erteilen;	a.	the ultimate direction of the Company and the issuance of necessary directives;

b.
den Geschäftsbericht (inkl. Lagebericht, Konzernrechnung und Jahresrechnung), den Vergütungsbericht, den Bericht über nichtfinanzielle Belange nach Artikel 964c OR sowie gegebenenfalls weitere gesetzlich vorgeschriebene Berichte zu erstellen und die Revisionsberichte und die Berichte der Ausschüsse und Ad-hoc-Ausschüsse entgegenzunehmen und die Quartalsberichte zu genehmigen;
b.
the preparation of the business report (including the management report, the consolidated financial statements and the annual financial statements), the compensation report, the report on non-financial matters pursuant to article 964c CO, and other reports as required by law, and receipt of the reports of the Auditors as well as of the reports of the committees and ad-hoc committees, and approval of the quarterly reports;

c.	die Generalversammlung vorzubereiten und deren Beschlüsse auszuführen;	c.	the preparation of the General Meetings and the implementation of its resolutions;

d.	die Organisation der Gesellschaft festzulegen;	d.	the establishment of the organization of the Company;

e.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung festzulegen;	e.	the structuring of the accounting system and of the financial controls as well as the financial planning;

f.	die mit der Geschäftsführung und mit der Vertretung der Gesellschaft betrauten Personen zu ernennen und abzuberufen;	f.	the appointment and removal of the persons entrusted with the management and representation of the Company;

g.	die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Organisations- und weiterer Reglemente, Richtlinien und Weisungen zu beaufsichtigen;	g.	the supervision of the persons entrusted with the management of the Company, in particular in view of compliance with the law, these Articles, the organizational rules, policies and directives;

h.
über die Veränderung des Aktienkapitals zu beschliessen, soweit dies in der Kompetenz des Verwaltungsrates liegt, Kapitalveränderungen festzustellen, den Kapitalerhöhungsbericht zu erstellen und die entsprechenden Statutenänderungen vorzunehmen (inkl. Löschungen);
h.
the adoption of resolutions on the changes of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of changes of the share capital, the preparation of the report on the capital increase, and the respective amendments of the Articles (including deletions);

i.	ein Gesuch um Nachlassstundung einzureichen und im Falle der Überschuldung den Richter zu benachrichtigen.	i.	the submission of a petition for debt-restructuring moratorium and the notification of the judge in the case of over indebtedness.

Art. 18 Delegation	Art. 18 Delegation

(1)	Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse sowie die Überwachung von Geschäften einem Ausschuss aus seiner Mitte oder einzelnen seiner Mitglieder übertragen. Er ist diesfalls befugt, Ausschusssatzungen zu erstellen, und er sorgt für eine angemessene Berichterstattung.	(1)
The Board of Directors is authorized to delegate the preparation and implementation of its resolutions as well as the supervision of certain aspects of the business to committees constituted by its members or to individual directors. In this case the Board of Directors may issue committee charters and shall provide for adequate reporting.

(2)	Der Verwaltungsrat ist überdies befugt, die Geschäftsführung nach Massgabe des Organisationsreglements ganz oder teilweise an einzelne Mitglieder oder die Geschäftsleitung zu übertragen.	(2)
The Board of Directors is further authorized to fully or partially delegate the management of the Company to individual members or to the Executive Management in accordance with the organizational rules.

(3)	Der Verwaltungsrat bezeichnet diejenigen Personen, welchen die rechtsverbindliche Unterschrift zusteht, sowie die Art der Zeichnung.	(3)	The Board of Directors shall designate the persons authorized to bind the Company by their signature as well as the form of their signature power.

Art. 19 Vergütung des Verwaltungsrates	Art. 19 Remuneration of the Board of Directors

(1)	Als Gegenleistung für die ihnen obliegenden Pflichten und Verantwortlichkeiten beziehen die Mitglieder des Verwaltungsrates ausser der Vergütung ihrer Auslagen jährlich eine von den Geschäftsergebnissen unabhängige feste Entschädigung. Die Festsetzung dieser festen Entschädigung fällt in die Kompetenz des Verwaltungsrates und muss durch die Generalversammlung gemäss Artikel 23 dieser Statuten genehmigt werden.	(1)
As remuneration for their duties and responsibilities, the members of the Board of Directors shall receive, in addition to reimbursement of their expenses, a fixed annual board fee which is independent of the Company’s business results. The amount thereof is determined by the Board of Directors, subject to approval by the General Meeting pursuant to article 23 of these Articles.

(2)	Spezielle Dienstleistungen einzelner Mitglieder, besonders auch die Tätigkeit etwaiger Geschäftsführer oder speziell zur Aufsicht des Geschäfts delegierter Mitglieder des Verwaltungsrates, können durch den Verwaltungsrat unter Vorbehalt der Genehmigung durch die Generalversammlung gemäss Artikel 23 dieser Statuten angemessen honoriert werden.	(2)
Special services rendered by individual members, in particular the activities of the specifically delegated members of the Board of Directors pertaining to the management or supervision of the business, may be appropriately remunerated by the Board of Directors, subject to approval by the General Meeting pursuant to article 23 of these Articles.

C. Vergütungsausschuss	C. Compensation Committee

Art. 20 Vergütungsausschuss	Art. 20 Compensation Committee

(1)	Der Vergütungsausschuss besteht aus mindestens drei Mitgliedern des Verwaltungsrates.	(1)	The Compensation Committee shall consist of at least three members of the Board of Directors.

(2)	Die Mitglieder des Vergütungsausschusses werden von der Generalversammlung einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und können wiedergewählt werden. Bei Vakanzen im Vergütungsausschuss kann der Verwaltungsrat aus seiner Mitte Ersatzmitglieder für die verbleibende Amtsdauer bezeichnen.	(2)
The members of the Compensation Committee shall be elected individually by the General Meeting for a term of office until completion of the next annual General Meeting and may be re-elected. If there are vacancies on the Compensation Committee, the Board of Directors may appoint the missing members from among its members for the remaining term of office.

(3)	Vorbehältlich des anwendbaren Rechts konstituiert sich der Vergütungsausschuss selbst. Der Verwaltungsrat bezeichnet den Vorsitzenden des Vergütungsausschusses. Bei Stimmengleichheit hat der Vorsitzende keinen Stichentscheid.	(3)	Subject to applicable law, the Compensation Committee shall constitute itself. It shall elect its Chairman, who shall have no casting vote in case of a tie.

(4)	Im Übrigen erlässt der Verwaltungsrat ein Reglement oder eine Ausschusssatzung über die Organisation und Beschlussfassung des Vergütungsausschusses.	(4)	The Board of Directors shall issue a regulation or charter establishing the organization and decision-making process of the Compensation Committee.

Art. 21 Befugnisse und Aufgaben des Vergütungsausschusses	Art. 21 Powers and Duties of the Compensation Committee

(1)	Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungsstrategie und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung der Mitglieder des Verwaltungsrates und der Geschäftsleitung. Es kann dem Verwaltungsrat Anträge zu weiteren Vergütungsfragen unterbreiten.	(1)
The Compensation Committee shall support the Board of Directors in establishing and reviewing the Company’s compensation strategy and guidelines and in preparing the motions to the General Meeting regarding the compensation of the members of the Board of Directors and of the Executive Management. It may submit motions to the Board of Directors in other compensation-related issues.

(2)	Der Verwaltungsrat legt im Organisationsreglement oder in der Ausschusssatzung fest, für welche Funktionen des Verwaltungsrates und der Geschäftsleitung der Vergütungsausschuss dem Verwaltungsrat Vorschläge für die Leistungswerte, Zielwerte und die Vergütung (mit oder ohne Einbezug des Präsidenten des Verwaltungsrates) unterbreitet, und für welche Funktionen der Vergütungsausschuss selbst im Rahmen der Statuten und der vom Verwaltungsrat erlassenen Vergütungsrichtlinien die Leistungswerte, Zielwerte und die Vergütung festsetzt.	(2)
The Board of Directors shall determine in the organizational rules or in the committee charter for which positions of the Board of Directors and of the Executive Management the Compensation Committee shall (with or without the involvement of the Chairman of the Board of Directors) submit motions to the Board of Directors for the applicable performance criteria, targets and compensation levels, and for which positions the Compensation Committee shall itself determine, in accordance with the compensation guidelines established by the Board of Directors, the applicable performance criteria, targets and compensation levels.

(3)	Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben zuweisen.	(3)	The Board of Directors may delegate further tasks and powers to the Compensation Committee.

D. Die Revisionsstelle	D. The Auditors

Art. 22 Gesetzliche Revisionsstelle	Art. 22 Statutory Auditors

(1)	Als Revisionsstelle ist gemäss den gesetzlichen Vorschriften ein staatlich beaufsichtigtes Revisionsunternehmen zu bestellen.	(1)	An auditing company subject to governmental supervision as required by applicable law is to be appointed as Auditors.

(2)	Die Revisionsstelle wird von der Generalversammlung für eine Amtsdauer eines Geschäftsjahrs gewählt. Ihre Amtszeit endet mit der Genehmigung der Jahresrechnung für das betreffende Geschäftsjahr durch die Generalversammlung. Wiederwahl ist möglich. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.	(2)
The Auditors shall be elected individually for a term of office of one financial year. Their term of office ends upon approval of the annual financial statements for such financial year by the General Meeting. Re-election is possible. The rights and duties of the Auditors are determined by applicable law.

IV. Vergütung des Verwaltungsrates und der Geschäftsleitung	IV. Compensation of the Board of Directors and of the Executive Management

Art. 23 Genehmigung durch die Generalversammlung	Art. 23 Approval by the General Meeting

(1)	Die Generalversammlung genehmigt jährlich die Anträge des Verwaltungsrates in Bezug auf:	(1)	The General Meeting shall approve annually the motions of the Board of Directors in relation to the:

a.	die maximale Gesamtvergütung des Verwaltungsrates für den Zeitraum bis zur nächsten ordentlichen Generalversammlung;	a.	maximum aggregate amount of compensation of the Board of Directors for the period until the next annual General Meeting;

b.	die maximale Gesamtvergütung der Geschäftsleitung für das folgende Geschäftsjahr.	b.	maximum aggregate amount of compensation of the Executive Management for the following financial year.

(2)	Der Verwaltungsrat kann der Generalversammlung abweichende oder zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen. Genehmigt die Generalversammlung einen Antrag des Verwaltungsrates nicht, setzt der Verwaltungsrat den entsprechenden maximalen Gesamtbetrag der Vergütung oder maximale Teilbeträge der Vergütung unter Berücksichtigung aller relevanten Faktoren fest, und unterbreitet den oder die so festgesetzten Beträge der Generalversammlung zur Genehmigung.	(2)
The Board of Directors may submit for approval by the General Meeting deviating or additional motions relating to the same or different periods. In the event a motion of the Board of Directors has not been approved, the Board of Directors shall determine, taking into account all relevant factors, the respective maximum aggregate amount of compensation or maximum partial amounts for specific compensation elements, and submit the amount(s) so determined for approval by a General Meeting.

(3)	Der Verwaltungsrat legt den Vergütungsbericht der Generalversammlung zur Konsultativabstimmung vor.	(3)	The Board of Directors shall submit the annual compensation report to an advisory vote of the General Meeting.

Art. 24 Zusatzbeträge	Art. 24 Supplementary Amounts

Reicht der bereits von der Generalversammlung genehmigte maximale Gesamtbetrag der Vergütung nicht aus für die Vergütung einer oder mehrerer Personen, die nach dem Zeitpunkt der Genehmigung der Vergütung der Geschäftsleitung für die massgebende Vergütungsperiode durch die Generalversammlung Mitglieder der Geschäftsleitung werden, sind die Gesellschaft oder von ihr kontrollierte Unternehmen ermächtigt, diesem oder diesen Mitgliedern während der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Der Zusatzbetrag darf je Vergütungsperiode und je neues Mitglied 25%, und im Falle des CEO 40%, des letzten von der Generalversammlung genehmigten maximalen Gesamtbetrages der Vergütung der Geschäftsleitung nicht übersteigen.

The Company or companies controlled by it shall be authorized to grant and pay to each member who becomes a member of the Executive Management during a compensation period for which the General Meeting has already approved the compensation of the Executive Management a supplementary amount during the compensation period or compensation periods already approved if the compensation already approved is not sufficient to cover this compensation. The supplementary amount per compensation period and for each new member shall not exceed 25%, and in case of the CEO 40%, of the aggregate amount of compensation last approved by the General Meeting.

Art. 25 Allgemeine Vergütungsgrundsätze	Art. 25 General Principles of Compensation

(1)	Die Vergütung der Mitglieder des Verwaltungsrates und der Geschäftsleitung besteht aus einer fixen Vergütung. Zusätzlich kann den Mitgliedern der Geschäftsleitung eine variable Vergütung bezahlt werden, welche vom Ergebnis der Gesellschaft und dem Erreichen gewisser Leistungswerte abhängig ist.	(1)
The members of the Board of Directors and of the Executive Management shall be paid a fixed compensation. In addition, the members of the Executive Management may be paid a variable compensation, depending on the performance of the Company and the achievement of certain performance criteria.

(2)	Die Leistungswerte können individuelle Ziele, Ziele der Gesellschaft oder von Teilen davon, des Konzerns oder Ziele in Bezug auf den Markt, andere Gesellschaften oder vergleichbare Richtgrössen unter Berücksichtigung der Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung umfassen. Der Verwaltungsrat oder, soweit an diesen delegiert, der Vergütungsausschuss, legen das relative Gewicht dieser Leistungswerte und die entsprechenden Zielwerte fest.	(2)
The performance criteria may include individual targets, targets of the Company or parts thereof, the group and targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient of the variable compensation. The Board of Directors or, where delegated to it, the Compensation Committee shall determine the relative weight of the performance criteria and the respective target values.

(3)
Die Vergütung kann in Form von Geld, Aktien oder anderen Leistungen ausgerichtet werden. Die Vergütung der Mitglieder der Geschäftsleitung kann zusätzlich in der Form von Optionen, ähnlichen Finanzinstrumenten oder in Einheiten ausgerichtet werden. Der Verwaltungsrat oder, soweit an diesen delegiert, der Vergütungsausschuss, legen Zuteilungs-, Vesting-, Ausübungs- und Verfallsbedingungen fest. Es kann insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie einem Kontrollwechsel oder der Beendigung eines Arbeits- oder Mandatsvertrages Vesting- und Ausübungsbedingungen beschleunigt, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben oder, soweit möglich, unter Verwendung ihres bedingten Kapitals und/oder von eigenen Aktien bereitstellen.
		(3)
Compensation may be paid or granted in the form of cash, shares, or in the form of other types of benefits. Compensation of members of the Executive Management may also be paid or granted in the form of options, similar financial instruments or units. The Board of Directors, or where delegated to it, the Compensation Committee shall determine grant, vesting, exercise and forfeiture conditions. In particular, it may provide for acceleration or removal of vesting and exercise conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of predetermined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure any shares required to meet any resulting payment obligations through purchases in the market or, to the extent available, by using conditional share capital and/or treasury shares.

(4)	Insbesondere die folgenden Leistungen gelten nicht als Vergütungen, Darlehen oder Kredite und werden nicht zu den Beträgen hinzugezählt, die gemäss Artikel 23 dieser Statuten der Genehmigung durch die Generalversammlung unterliegen	(4)
In particular, the following items are not deemed compensation, loans or credits and shall not be added to the amounts subject to approval by the General Meeting according to article 23 of these Articles:

a.	Auslagenersatz und steuerlich abzugsfähige Spesenpauschalen;	a.	Reimbursement of expenses and tax-deductible lump-sum expenses;

b.	Prämien für Versicherungen, die nach Beurteilung des Vergütungsausschusses im Interesse der Gesellschaft liegen;	b.	Premiums for insurance which are in the view of the Compensation Committee entered into in the interest of the Company;

c.	geringfügige Sachleistungen, allgemeine Mitarbeitervergünstigungen und andere ähnliche Fringe Benefits; und	c.	Insignificant benefits in kind, general employee benefits and other similar fringe benefits; and

d.	Entschädigungen, Vorschüsse und Versicherungen gemäss Abs. 5 dieses Artikels 25.	d.	Indemnification, advances and insurances according to para. 5 of this article 25.

(5)	Die Gesellschaft kann im Rahmen der gesetzlichen Bestimmungen die Mitglieder des Verwaltungsrats oder der Geschäftsleitung für Schäden entschädigen, die ihnen durch Verwaltungs- oder Gerichtsverfahren oder durch Vergleiche im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen, oder Vorschüsse auf diese Beträge leisten oder Versicherungen abschliessen. Solche Entschädigungen, Vorschüsse und Versicherungen gelten nicht als Vergütung.	(5)
The Company may, within the bounds of the law, indemnify members of the Board of Directors or the Executive Management for any prejudice suffered through administrative or judicial proceedings, or settlements, in connection with their services for the Company, or provide advances on such amounts, or purchase insurance. Such indemnification, advances, and insurance shall not be counted as compensation.

(6)	Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.	(6)	Compensation may be paid by the Company or companies controlled by it.

Art. 26 Vorsorgeleistungen	Art. 26 Retirement Benefits

(1)
Die Gesellschaft kann eine oder mehrere unabhängige Vorsorgeeinrichtungen für die berufliche Vorsorge errichten oder sich solchen anschliessen. Arbeitgeberseitige Beiträge an solche Vorsorgeeinrichtungen, nicht aber die von solchen Vorsorgeeinrichtungen ausgerichteten reglementarischen Leistungen, gelten als Bestandteil der Vergütung. Aufgrund anwendbarer Regelungen (inklusive unter qualifizierten und nichtqualifizierten beitragsorientierten Plänen) für die berufliche Vorsorge direkt vom Arbeitgeber geäufnete bzw. ausgerichtete Vorsorgeleistungen werden gleich behandelt wie Beiträge an und Leistungen von Vorsorgeeinrichtungen.
(1)
The Company may establish one or more independent pension funds for occupational pension benefits or may join such funds. Contributions to such pension funds on the part of the employer, but not benefits which are paid out by such pension funds, are deemed part of the compensation. Retirement benefits accumulated or paid directly by the employer based on applicable regulations on occupational pension benefits (including under qualified and non-qualified defined contribution plans) are treated the same way as contributions to and benefits by pension funds.

(2)
Die Gesellschaft und ihre Tochtergesellschaften können Mitgliedern der Geschäftsleitung anstelle oder zusätzlich zu den Leistungen nach Artikel 26 Abs. 1 direkt Vorsorgeleistungen (wie Renten, Kauf von Krankenversicherungen etc.) ausserhalb der beruflichen Vorsorge in Aussicht stellen und nach ihrer Pensionierung ausbezahlen. Solche Renten sollen pro Jahr die letzte an dieses Mitglied ausbezahlte jährliche Grundvergütung nicht übersteigen. Bei Kapitalabfindungen wird der Wert einer Vorsorgeleistung aufgrund anerkannter versicherungsmathematischer Methoden ermittelt. Die Zahlung von Überbrückungs- bzw. Zwischenleistungen zwischen Frühpensionierung und regulärem Rentenalter ist möglich. Zudem können die Mitglieder der Geschäftsleitung an den von der Gesellschaft unterhaltenen Krankenversicherungsprogrammen teilnehmen.
(2)
Instead of or in addition to benefits pursuant to article 26 para. 1, the Company and its subsidiaries may directly offer retirement benefits (such as pensions, purchase of health care insurances etc.) outside of the scope of occupational pension benefit regulations to members of the Executive Management and may pay them out after retirement. Such retirement benefits shall not exceed the last paid out annual base salary of the respective member per year. In the case of lump-sum settlements, the value of a pension shall be determined based on recognized actuarial methods. The payment of bridge or interim annuities between early retirement and the regular retirement age is possible. In addition, the members of the Executive Management may participate in the health plans maintained by the Company.

V. Verträge mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung	V. Agreements with Members of the Board of Directors and the Executive Management

Art. 27 Arbeits- und Mandatsverträge	Art. 27 Employment and Agency Agreements

(1)	Die Gesellschaft oder von ihr kontrollierte Unternehmen können mit Mitgliedern des Verwaltungsrates befristete oder unbefristete Verträge über deren Vergütung abschliessen. Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.	(1)
The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

(2)	Die Gesellschaft oder von ihr kontrollierte Unternehmen können mit Mitgliedern der Geschäftsleitung befristete oder unbefristete Arbeitsverträge abschliessen.	(2)	The Company or companies controlled by it may enter into employment agreements with members of the Executive Management for a fixed term or for an indefinite term.

(3)	Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr. Eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.	(3)
Employment agreements for a fixed term may have a maximum duration of one year. Renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

(4)	Die Gesellschaft oder von ihr kontrollierte Unternehmen können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsverhältnisses vereinbaren. Die für ein solches Konkurrenzverbot bezahlte Entschädigung darf die durchschnittliche jährliche an das betreffende Mitglied der Geschäftsleitung bezahlte Vergütung der letzten drei Geschäftsjahre nicht übersteigen.	(4)
The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Management for the time after termination of the employment agreement. The total compensation payable for the non-compete obligation may only amount to the average annual compensation of the previous three financial years paid to such member of the Executive Management.

VI. Mandate ausserhalb der Gesellschaft	VI. Mandates outside the Company

Art. 28 Externe Mandate	Art. 28 External Mandates

(1)	Kein Mitglied des Verwaltungsrates kann mehr als zehn zusätzliche Mandate wahrnehmen, wovon nicht mehr als vier in börsenkotierten Unternehmen.	(1)	No member of the Board of Directors may hold more than ten additional mandates of which no more than four mandates in listed companies.

(2)	Kein Mitglied der Geschäftsleitung kann mehr als fünf Mandate wahrnehmen, wovon nicht mehr als eines in einem börsenkotierten Unternehmen.	(2)	No member of the Executive Management may hold more than five mandates of which no more than one mandate in listed companies.

(3)	Die folgenden Mandate fallen nicht unter diese Beschränkungen:	(3)	The following mandates are not subject to these limitations:

a.	Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren;	a.	mandates in companies which are controlled by the Company or which control the Company;

b.
Mandate, die auf Anordnung der Gesellschaft oder von ihr kontrollierten Unternehmen wahrgenommen werden. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn solche Mandate wahrnehmen; und
	b.	mandates held by order and on behalf of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Management shall hold more than ten such mandates; and

c.
Mandate in Vereinen, wohltätigen Organisationen, Stiftungen, Trusts, Personalfürsorgestiftungen und anderen ähnlichen Organisationen (sofern sie kein Unternehmen mit wirtschaftlichem Zweck darstellen). Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn solche Mandate wahrnehmen.
c.
mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations and other similar organizations (to the extent that they are not an undertaking with an economic purpose). No member of the Board of Directors or of the Executive Management shall hold more than ten such mandates.

(4)	Als Mandate gelten Mandate in vergleichbaren Funktionen bei anderen Unternehmen mit wirtschaftlichem Zweck. Mandate in Bezug auf Gesellschaften, die direkt oder indirekt von derselben Person oder derselben Gesellschaft kontrolliert werden oder die unter gemeinsamer Kontrolle stehen, oder Mandate, die auf Anweisung einer solchen Person oder Gesellschaft angenommen wurden, sind als ein Mandat zu zählen.	(4)
Mandates shall mean mandates in comparable functions at other enterprises with an economic purpose. Mandates related to entities directly or indirectly controlled by the same person or entity or under a common control or accepted at the request of any such person or entity are counted as one single mandate.

VII. Geschäftsjahr und Gewinnverwendung	VII. Financial Year and Profit Allocation

Art. 29 Geschäftsjahr und Geschäftsbericht	Art. 29 Financial Year and Annual Report

Der Verwaltungsrat legt das Geschäftsjahr fest. Der Verwaltungsrat erstellt für jedes Geschäftsjahr einen Geschäftsbericht, der sich aus der Jahresrechnung (bestehend aus Erfolgsrechnung, Bilanz und Anhang sowie gegebenenfalls einer Geldflussrechnung), dem Lagebericht und der Konzernrechnung zusammensetzt.

The Board of Directors determines the financial year. The Board of Directors shall prepare for each financial year an annual report which includes the annual financial statements (comprising income statement, balance sheet and notes thereto, and, if required, a cash flow statement), the management report, and the consolidated financial statements.

Art. 30 Verwendung des zur Ausschüttung verfügbaren Gewinns	Art. 30 Appropriation of the Profit Available for Distribution

Unter Vorbehalt zwingender gesetzlicher Vorschriften kann die Generalversammlung den Bilanzgewinn nach ihrem Ermessen verwenden und insbesondere die Höhe der Dividende bestimmen.	Subject to mandatory statutory provisions, the General Meeting may allocate the profits shown in the balance sheet, and in particular determine the amount of the dividend, at its discretion.

Art. 31 Verwendung nicht bezogener Dividenden	Art. 31 Allocation of not Collected Dividends

Dividenden und ähnliche Ausschüttungen, die nicht innerhalb von fünf Jahren nach ihrer Fälligkeit bezogen worden sind, verfallen, fallen an die Gesellschaft zurück und werden den gesetzlichen Gewinnreserven zugewiesen.
Any dividends and similar distributions that have not been collected within five years after their due date shall lapse, accrue to the Company and be allocated to the statutory profit reserves.

VIII. Diverses	VIII. Miscellaneous

Art. 32 Publikationsorgan	Art. 32 Means of Publication

(1)	Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.	(1)	The official means of publication of the Company shall be the Swiss Official Gazette of Commerce. In particular cases, the Board of Directors may specify other means of publication.

(2)	Mitteilungen der Gesellschaft an die Aktionäre können nach Wahl des Verwaltungsrates gültig durch Publikation im Schweizerischen Handelsamtsblatt oder in einer anderen Form, die den Nachweis durch Text ermöglicht, erfolgen.	(2)	Notices by the Company to shareholders may at the option of the Board of Directors be given by publication in the Swiss Official Gazette of Commerce or in another form that allows proof by text.

Art. 33 Auflösung und Liquidation der Gesellschaft	Art. 33 Winding Up and Liquidation of the Company

(1)	Für die Auflösung der Gesellschaft gelten die Bestimmungen des schweizerischen Obligationenrechtes.	(1)	Dissolution of the Company shall be governed by the provisions of the Swiss Code of Obligations.

(2)	Das Verfahren bei der Liquidation wird, soweit das Gesetz nichts anderes verfügt, durch die Generalversammlung bestimmt.	(2)	The procedure regarding the liquidation of the Company shall be decided by the General Meeting, unless provided otherwise by law.

Art. 34 Gerichtsstand	Art. 34 Jurisdiction

(1)	Der ausschliessliche Gerichtsstand für sämtliche Streitigkeiten, in welchen Ansprüche aus Gesellschaftsangelegenheiten geltend gemacht werden, einschliesslich insbesondere Streitigkeiten zwischen einzelnen Aktionären und der Gesellschaft oder ihren Organen sowie zwischen der Gesellschaft und ihren Organen oder zwischen den Organen unter sich, befindet sich am Sitz der Gesellschaft.	(1)
The exclusive place of jurisdiction for any disputes asserting a claim arising on Company matters, including but not limited to disputes between individual shareholders and the Company or its corporate bodies, as well as between the Company and its corporate bodies, or between the corporate bodies themselves, shall be at the registered office of the Company.

(2)
Der ausschliessliche Gerichtsstand für jegliche Streitigkeiten, in denen Ansprüche geltend gemacht werden, die sich aus US-Wertpapiergesetzen, einschliesslich des U.S. Securities Act in der jeweils gültigen Fassung, oder dem U.S. Exchange Act in der jeweils gültigen Fassung und jeglicher darunter erlassener Regeln und Vorschriften ergeben, ist der United States District Court for the Southern District of New York, oder, sollte der United States District Court for the Southern District of New York für die bei ihm geltend gemachten Ansprüche nicht zuständig sein, kann ein anderes staatliches (federal) Gericht der Vereinigten Staaten von Amerika über solche Ansprüche entscheiden.
(2)
The exclusive place of jurisdiction for any disputes asserting a claim arising under U.S. Securities Laws, including the U.S. Securities Act, as amended, or the U.S. Exchange Act, as amended, and any rules and regulations promulgated thereunder, shall be the United States District Court for the Southern District of New York, or, if the United States District Court for the Southern District of New York does not have jurisdiction over the claims assigned to it, any other federal district court of the United States of America may hear such claims.

Art. 35 Übergangsbestimmung	Art. 35 Transitional Provision

Die Abschnitte IV - VI (Artikel 23 - 28) dieser Statuten treten erst am Tag der Kotierung der Aktien der Gesellschaft an der SIX Swiss Exchange in Kraft.	Sections IV - VI (articles 23 - 28) of these Articles shall only enter into effect on the day of the listing of the Company's shares on the SIX Swiss Exchange.

Art. 36 Massgebliche Version	Art. 36 Prevailing Version

Diese Statuten existieren in deutscher und englischer Fassung. Die deutsche Fassung geht vor.	A German and an English version exist of these Articles. The German version shall prevail.